Exhibit 99.1
Marine Petroleum Trust
News Release
MARINE PETROLEUM TRUST
ANNOUNCES SECOND QUARTER CASH DISTRIBUTION
     DALLAS, Texas, May 20, 2011 — Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.414827 per unit, payable on June 28, 2011, to unitholders of record on May 31, 2011. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.
     This distribution of $0.414827 per unit is higher than the $0.358698 per unit distributed last quarter and higher than the $0.376013 per unit distributed in the comparable quarter in 2010. As compared to the comparable quarter in 2010, the price of oil and the volume of oil produced and included in the current distribution has shown an increase while the price of natural gas and the volume of natural gas produced and included in the current distribution has shown a decrease.
     Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.800.985.0794